Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 18 day of April, 2012 between Community Bank, a Pennsylvania chartered banking institution (the “Bank”), and Kevin D. Lemley, an adult individual (the “Executive”).

WHISEAS, the Bank desires to employ the Executive as its Senior Vice President of Finance under the terms and conditions set forth herein; and

WHISEAS, the Executive desires to serve the Bank in an executive capacity under the terms and conditions set forth herein;

NOW, THISEFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. TERM OF EMPLOYMENT.

(a) Initial Term. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of three years, beginning on April 18, 2012 and ending on the date of the annual reorganizational meeting of the Bank presently anticipated to be held on the third Wednesday of April, 2015 (the “Initial Term”), subject, however, to prior termination of this Agreement set forth below.

(b) Successive Terms. Commencing in the year 2013, at least sixty (60) days prior to the annual reorganizational meeting of the Bank during the term of this Agreement (and any extension), the CEO shall evaluate the Executive’s performance and shall provide the Executive with a written notice stating whether the CEO wishes to extend this Agreement for an additional year beyond the number of years remaining in its Initial Term or any extension, and the terms upon which such extension is offered (e.g., at least sixty (60) prior to April 18, 2013, the CEO may offer to extend this Agreement to the third Wednesday in April 2016). Not later than thirty days following receipt of such notice, the Executive shall respond in writing, stating his acceptance or rejections, or his proposed modification of the offer received from the Board. If the parties agree upon the terms of such extension, an amendment to this Agreement shall be prepared and executed by the parties.

2. POSITION AND DUTIES. The Executive shall serve as Senior Vice President of Finance of the Bank, reporting to the Executive Vice President as delegated by the Chief Executive Officer of the Bank (or, if there is no Executive Vice President, then to the Chief Executive Officer) and shall have supervision and control over, and responsibility for certain financial matters regarding the Bank, including its financial reporting, investments, ALCO, liquidity, and deposit pricing. The Executive shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Bank, provided that such duties are consistent with the Executive’s position.

3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all working time, ability and attention to the business of the Bank during the term of this Agreement. The Executive shall notify the CEO of the Bank in writing and receive prior written approval from the Bank, which approval shall not be unreasonably withheld, before the Executive engages in any other business, commercial, voluntary or philanthropic activities, duties or pursuits which compete with the business or commercial activities of the Bank, nor may the Executive serve as a director or officer or in any other capacity in any company which competes with the Bank.

4. COMPENSATION.

(a) Annual Direct Salary. As compensation for services rendered the Bank under this Agreement, the Executive shall be entitled to receive from the Bank an annual direct salary as determined by the CEO and the Board of Directors from time to time (the “Annual Direct Salary”), payable in accordance with regular pay periods for officers of the Bank and prorated for any partial employment period. The Annual Direct Salary shall be reviewed annually as of the first of January of each calendar year and shall be subject to such annual increase as may be set by the CEO and the Board of Directors of the Bank taking into account the position and duties of the Executive and the performance of the Executive.

(b) Annual Business Plan. The Executive shall assist the Chief Executive Officer to prepare a business plan establishing the financial and business goals of the Bank prior to the start of each fiscal year. The business plan shall be reviewed promptly by the Board of Directors of the Bank, which may in its sole discretion alter or modify such plan to its adoption.

5. FRINGE BENEFITS, VACATION, EXPENSES, AND PERQUISITES.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employment benefit plans including but not limited to any pension plan, profit-sharing plan, savings plan, bonuses, medical insurance plans, life insurance plan or disability insurance plan as made available by the Bank to its senior management employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements.

(b) Vacation and Holidays. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but no less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). However, the Executive shall take no more than two (2) consecutive weeks vacation without prior approval by the Board of Directors of the Bank. The Executive shall also be entitled to all paid holidays given by the Bank to its employees.

(c) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Bank for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Bank policy.

(e) Mobile Telephone and Laptop Computer. The Executive shall be entitled to the use of a Bank purchased or leased telephone and/or pager and a laptop computer of the make and model as may be mutually agreed upon by the Board of Directors and the Executive. The Executive shall also be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related calls. Each month, the Executive shall report to the Bank regarding all calls for non-Bank matters, and the Bank shall report the expenses incurred with respect to such calls as additional compensation to the Executive.

(g) Medical Examination. The Executive shall submit to medical examinations, at Bank expense and by a physician acceptable to the Bank, on a bi-annual basis (i.e. once every two years). The results of such examination shall be made available to the Board of Directors.

6. POSITIONS. The Executive agrees to serve, if elected or appointed thereto, in one or more offices of the Bank.

7. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank, any material confidential information obtained by his while in the employ of the Bank with respect to any of the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be materially damaging to the Bank provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.

8. RESTRICTIVE COVENANT. The Executive covenants and agrees that the Executive shall not directly or indirectly, within the marketing area of the Bank (defined as within fifty (50) miles of Waynesburg, Pennsylvania), enter into or engage generally in direct or indirect competition with the Bank, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person, for a period of one year after the date of termination of his employment if the Executive’s employment is terminated for any reason whatsoever except upon resignation by the Executive for “Good Reason” under paragraph 9(d) hereof (except that change of control shall not constitute Good Reason for this paragraph). The existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of this covenant. The Executive agrees that any breach of the restrictions set forth in paragraph 7 and this paragraph 8 will result in irreparable injury to the Bank for which it shall have no adequate remedy at law and the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical are determined to be reasonable by the court. The Executive acknowledges that, in agreeing to this covenant, he has received additional consideration in exchange therefore.

9. TERMINATION.

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Bank shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Executive shall be deemed to have become “disabled” only in the event and at such time as she qualified (after expiration of any applicable waiting period) to receive benefits for total disability under the employee disability insurance benefit plan referred to in Paragraph 5(a) above.

(c) The Bank may terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (1) willful failure by the Executive to perform his duties hereunder, or (2) gross negligence by the Executive resulting in injury to the Bank, or (3) the violation by the Executive through gross negligence of the provisions of paragraphs 3 or 7 hereof after notice from the Bank and a failure to cure such violation within thirty (30) days of said notice, or if said violation cannot be cured within thirty (30) days, within a reasonable time thereafter if the Executive is diligently attempting to cure the violation, or (4) the gross negligence or dishonesty of the Executive in the performance of his duties or (5) the breach of Executive’s fiduciary duty involving personal profit, or (6) the violation of any law, rule or regulation governing banks or bank officers of any final cease and desist order issued by a bank regulatory authority, or (7) moral turpitude or other conduct on the part of Executive which brings public discredit to the Bank or (8) for any stated reason, any of the appropriate bank regulatory agencies require the Bank to terminate this Agreement, or the Bank does not receive approval for the continued employment of the Executive.

(d) The Executive may terminate his employment hereunder if (1) his health should become impaired to an extent that it makes continued performance of his duties hereunder hazardous to his physical or mental health or his life; or (2) for Good Reason. The term “Good Reason” shall mean: (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitation of the powers of the Executive not contemplated by paragraphs 2 and 6 hereof; (ii) any removal of the Executive from any of the positions indicated in paragraph 2 hereof, except in connection with termination of the Executive’s employment for Cause; or (iii) a reduction of the Executive’s Annual Direct Salary or material reduction in other employment benefits as provided in paragraph 4 hereof, excepting a reduction in the Executive’s Annual Direct Salary as a response to material adverse change in the financial position of the Bank; or (iv) failure of the Bank to comply with paragraph 5 hereof; or (v) any Change of Control (as defined herein).

10. PAYMENTS UPON TERMINATION.

(a) If the Executive’s employment is terminated because of death, disability or for Cause, the Bank shall pay the Executive his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination and the Bank shall have no further obligation to the Executive under this Agreement.

(b) If the Executive’s employment is terminated by the Executive for Good Reason, then the Bank shall pay the Executive his full Annual Direct Salary from the date of termination through the last day of the term then applicable under his Agreement or an amount equal to his then current Annual Direct Salary for a twelve month period, whichever is greater. The Bank shall also maintain in full force and effect, for the continued benefit of the Executive for the full term of his Agreement, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans and programs except that if the Executive’s participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is equivalent to the insurance coverage to which the Executive was entitled prior to the date of termination and the Bank shall have no further obligations to the Executive under his Agreement.

(c) In the event the Executive serves the full Initial Term of this Agreement or any subsequent term, and the Bank does not offer to renew this Agreement, the Executive shall have the right to receive the benefits hereunder applicable to such term, but at the end of such term the Executive shall not be entitled to any severance allowance whatsoever and the Bank shall have no further obligations to the Executive under this Agreement. In the event the Executive is terminated but is thereafter employed in a similar position pursuant to an employment contract with materially similar terms by any successor to the Bank or by the Bank as then controlled, the Executive shall not be entitled to any payments upon termination and the Bank shall have no further obligations to the Executive under this Agreement.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either the Bank or the Executive resulting in damages to another party, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean: A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank is or becomes the “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly of securities of the Bank representing fifty percent (50%) or more of the combined voting power of the Bank’s then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

13. DEFINITION OF DATE OF CHANGE OF CONTROL.

For purposes of this Agreement, the date of Change of Control shall mean:

a. the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of fifty percent (50%) or more of the Bank’s voting securities, or

b. the date of the transfer of all or substantially all of the Bank assets, or

c. the date on which a merger, consolidation or combination is consummated, as applicable, or

d. the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank ceased to be a majority.

14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Kevin D. Lemley
206 Lemley Road
Waynesburg, Pa. 15370

If to the Bank:	Community Bank, National Association
c/o Barron P. McCune, Jr.
90 West Chestnut St.; Suite 100
Washington, Pa. 15301

or to such other address as any party may have furnished to the order in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive and the Bank and any of their successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment except as set forth in Paragraph 18.

16. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

17. AMENDMENT. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

18. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to his estate.

19. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

20. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreement between the parties with respect to the employment.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Bank, by its authorized representatives the day and year above mentioned.

ATTEST:	COMMUNITY BANK

By

Secretary	Its President & CEO

WITNESS:

Kevin D. Lemley